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Exhibit 99.1

A.D.A.M., Inc. Reports Third Quarter Results; Fourth Consecutive Quarterly
Operating Profit, Net Income of $0.04 Per Share

Atlanta, GA—November 1, 2001—A.D.A.M., Inc. (Nasdaq: ADAM), today reported results for the third quarter and the nine-month period ended September 30, 2001. Net income for the three months ended September 30, 2001, was $281,000 or $0.04 per fully diluted share, compared to a loss of $1,024,000 or $0.18 per fully diluted share in the year-ago quarter. Operating profits for the three months ended September 30, 2001 was $339,000 or $0.05 per fully diluted share compared to an operating loss of $936,000 or $0.17 per fully diluted in the year-ago quarter. This marks the Company's fourth consecutive quarter of operating profit.

Highlights for the third quarter include the following:

  •
  Improved cash position from $1,242,000 at December 31, 2000 to $3,521,000 at the end of the third quarter. Shareholders equity increased from $2,607,000 to $5,353,000;

  •
  Launched aggressive sales and marketing campaign into the hospital market. Completed agreement with Premier Sourcing Partners that will provide A.D.A.M. access to more than 1,800 Premier hospital members. Completed contracts with several leading hospital organizations outside of the Premier agreement;

  •
  Secured renewal agreements with Merck-Medco and Albertson's Sav-On Drugs.

Revenues for the third quarter ended September 30, 2001, were $2,351,000 as compared to revenues of $2,852,000 during the same period last year. Revenues in the third quarter of 2000 reflected a one-time increase of approximately $500,000 attributable to the restructuring of the Company's agreement with WebMD completed in October, 2000. The restructured agreement extended A.D.A.M.'s relationship with WebMD into 2003.

For the nine month period ended September 30, 2001, the Company reported net income of $2,041,000 or $0.32 per fully diluted share, compared to a loss of $6,664,000 or $1.24 per fully diluted share, during the same period last year. The nine-month results benefited from a one-time gain of $1,808,000 on an asset sale completed in the second quarter of 2001.

Revenues for the nine-month period ended September 30, 2001, increased to $6,821,000 compared to revenues of $6,361,000 during the same period last year. The Company reported an operating profit for the nine-month period ended September 30, 2001 of $461,000 or $0.07 per fully diluted share as compared to an operating loss of $5,644,000 or $1.05 per fully diluted share during the same period last year.

"We delivered our fourth consecutive quarter of operating profits and significantly expanded our pipeline of new business in healthcare. The strength of A.D.A.M.'s business model continues to prove itself," commented Robert S. Cramer, Jr., A.D.A.M.'s Chairman and CEO.

"The bottom line is that we are delivering profits at a time when many of our peers are struggling. Yet, the market opportunities for A.D.A.M.'s products and services continues to grow," added Cramer.

"While our revenues for the third quarter remained relatively flat from the second quarter, it is important to note that we replaced over $1,600,000 in revenues since the beginning of the year and increased our overall revenues by 7%. The portal market, as we have seen, rapidly deflated in the fourth quarter of 2000 as more of the portals either failed, curtailed their spending and renewals, or asked for restructured agreements. Fortunately, we have now put most of this behind us, and our revenues on a go-forward basis are being built on solid ground with larger, more financially stable healthcare customers."

"We continued to have success in expanding our footprint into healthcare. We completed a number of hospital and pharma-related contracts that provide excellent forward visibility, and have launched a series of new product offerings and service components that will enable us to further leverage and expand our customer contracts. This integrated approach, and our proven ability to execute, gives us confidence going forward into 2002," said Cramer.

A.D.A.M. will host its third quarter conference call November 1, 2001 at 10:00am EST. The call will be web cast and will be available both live and archived on A.D.A.M.'s web site at www.adam.com. A digital replay will be made available shortly after the call and will run for one week.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M. (Nasdaq: ADAM) has been a leading developer of interactive health and medical information for consumers, students and healthcare professionals. A.D.A.M.'s products combine physician-reviewed text, medical illustrations, multimedia animation, interactive tools and technology that explain complex medical and health subject matter in a way that is easily understood by the reader.

Since 1998, A.D.A.M. has been marketing its health information products to major website portals, healthcare providers and other healthcare-related organizations including the National Library of Medicine's MEDLINEplus. A.D.A.M.'s proprietary content assets include an illustrated 3,800 topic medical encyclopedia; topical health centers, 40,000 medical illustrations; 3D models; animations; and interactive tools and technology. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for quality of consumer health information.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws that impact how the company conducts its business.

For further information, contact:

Kevin S. Noland
A.D.A.M., Inc.
770-980-0888
knoland@adamcorp.com

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A.D.A.M., Inc.
Condensed Statement of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September, 30		Nine Months Ended September, 30
	2001	2000	2001	2000
Total revenues	$2,351	$2,852	$6,821	$6,361

Operating expenses:
Cost of revenues	445	202	852	521
General and administrative	431	720	1,627	2,688
Product and content development	632	1,161	1,766	3,498
Sales and marketing	386	604	1,451	2,435
Depreciation and amortization	118	1,101	664	2,250
Restructuring charges	—	—	—	613

Total operating expenses	2,012	3,788	6,360	12,005

Operating income (loss)	339	(936)	461	(5,644)
Interest income (expense), net	40	(47)	66	(937)
Realized loss on sale of investment securities	—	—	(62)	—
Realized gain on sale of assets	—	—	1,808	—
Income tax benefit	27	—	—	—

Income (loss) before losses from affiliate	406	(983)	2,273	(6,581)
Losses from affiliate	(125)	(41)	(232)	(83)

Net income (loss)	$281	$(1,024)	$2,041	$(6,664)

Basic net income (loss) per common share	$0.04	$(0.18)	$0.32	$(1.24)

Basic weighted average number of common shares outstanding	6,524	5,626	6,372	5,386

Diluted net income (loss) per common share	$0.04	$(0.18)	$0.32	$(1.24)

Diluted weighted average number of common shares outstanding	6,565	5,626	6,417	5,386

	Summary Balance Sheet Data
	9/30/2001	12/31/2000
Cash and short term investments	$3,555	$1,666
Accounts receivable-net	939	1,046
Total current assets	4,979	3,259
Total assets	7,490	6,817
Total liabilities	2,071	4,162
Shareholders' equity	5,419	2,655
Working capital	2,908	(903)

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  Exhibit 99.1
A.D.A.M., Inc. Condensed Statement of Operations (In thousands, except per share data) (unaudited)